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                    [LETTERHEAD OF HOGAN & HARTSON L.L.P]

                              August 27, 1999




Board of Trustees
Equity Office Properties Trust
Two North Riverside Plaza
Suite 2200
Chicago, Illinois  60606

Ladies and Gentlemen:

     We are acting as counsel to Equity Office Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission relating to proposed resales of up to 21,545,034 of the Company's common shares of beneficial interest, $.01 par value per share ("Common Shares"), 20,021,720 of which Common Shares may be issued at the Company's election in private placements if and to the extent that holders of 20,021,720 units of limited partnership interest in EOP Operating Limited Partnership ("Units") tender such Units for redemption, all of which Common Shares are to be sold by or on behalf of certain shareholders of the Company. This opinion letter is furnished to you at your request to enable the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

     1.  An executed copy of the Registration Statement.

     2. The Articles of Amendment and Restatement of Declaration of Trust of the Company, as certified by the Maryland State Department of Assessments and Taxation on June 16, 1999 and by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

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Board of Trustees
Equity Office Properties Trust
August 27, 1999
Page 2


     3. The Bylaws of the Company, as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

     4. The Certificate of Limited Partnership of EOP Operating Limited Partnership (the "Operating Partnership"), as certified by the Secretary of State of the State of Delaware on November 25, 1998, and certified as of the date hereof by the Assistant Secretary of the Company, in its capacity as managing general partner of the Operating Partnership, as then being complete, accurate and in effect.

     5. The Agreement of Limited Partnership of the Operating Partnership, dated as of July 3, 1997, as amended, as certified as of the date hereof by the Assistant Secretary of the Company, in its capacity as managing general partner of the Operating Partnership, as then being complete, accurate and in effect (the "Partnership Agreement").

     6. An executed copy of the Registration Rights Agreement dated as of July 11, 1997 by and among the Company and the Persons Listed on the Signature Pages thereto (the "Registration Rights Agreement").

     7. Resolutions of the Board of Trustees of the Company, for itself and as managing general partner of the Operating Partnership, adopted on May 5, 1997, as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the original issuance of the Units, the execution and delivery of the Transaction Documents, the preparation and filing of the Registration Statement and arrangements in connection therewith.

     8. A certificate of the Assistant Secretary of the Company dated August 27, 1999.

     In our examination of the aforesaid certificates and documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We

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Board of Trustees
Equity Office Properties Trust
August 27, 1999
Page 3


also have assumed that the Common Shares will not be issued in violation of the ownership limit contained in the Company's Declaration of Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on applicable provisions of Maryland law. We express no opinion as to any other laws, statutes, ordinances, rules or regulations or as to compliance with the securities (or "blue sky") laws, rules or regulations or the real estate syndication laws of Maryland.

     Based upon, subject to and limited by the foregoing, we are of the opinion that the Common Shares, if and when issued and delivered in accordance with the terms of the Partnership Agreement and appropriate resolutions of the Board of Trustees of the Company authorizing the issuance of the Common Shares upon redemption of the Units as contemplated thereby, will be validly issued, fully paid and nonassessable under the laws of the State of Maryland. In rendering the foregoing opinion, we have assumed the receipt by the Operating Partnership of the consideration specified in the resolutions of the Board of Trustees of the Company, as managing general partner of the Operating Partnership, authorizing the original issuance and sale of the Units.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                          Very truly yours,


                                          /s/ Hogan & Hartson L.L.P.
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                                          HOGAN & HARTSON L.L.P.